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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 2 to Registration Statement No. 333-58935 of MEDIQ Incorporated and subsidiaries ("MEDIQ") and MEDIQ/PRN Life Support Services, Inc. (a wholly owned subsidiary of MEDIQ Incorporated) and subsidiaries ("MEDIQ/PRN"), of our reports dated November 25, 1997 for MEDIQ and May 21, 1998 for MEDIQ/PRN, respectively, appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated November 25, 1997 relating to MEDIQ's financial statement schedule appearing elsewhere in this Registration Statement.


    We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
September 28, 1998